                                                                    EXHIBIT 10.8


                                                                      ROYAL BANK


L. J. (Jim) Blattman                                  Royal Bank of Canada
Senior Manager                                        90 Sparks Street
Technology Banking Group                              Ottawa, Ontario K1P 5T6
                                                      Tel.   (613) 564-4898
                                                      Fax    (613) 564-2865
                                                      jim.blattman@royalbank.com
December 19, 1997

Private & Confidential
----------------------

Newbridge Networks Corporation
600 March Road
Kanata, Ontario
K2K 2E6

Attention:        Mr. Douglas K. McCarthy
                  Vice-President, Finance
                  & Treasurer
                  -----------------------

Dear Sirs:

Confirming recent discussions, we are pleased to offer the Credit Facility described below, subject to the following terms and conditions and superseding all previous facilities:

1.   Definitions:
     ------------
     The definitions attached hereto in Schedule "A" are incorporated in this agreement by reference as if set out in full herein.

2.   Borrower:
     ---------
     Newbridge Networks Corporation ("NNC" or the "Borrower").

3.   Lender:
     -------
     Royal Bank of Canada (the "Bank"), through its Branch at 90 Sparks Street, Ottawa, Ontario (the "Branch of Account").

4.   Credit Facility:
     ----------------
     The Credit Facility is available in the following segments in Canadian Dollars, or the Equivalent Amount in US Dollars if US Dollars is stipulated:

     (1)   (a)   Royal Bank Prime based loans ("RBP Loans").

           (b) Unhedged Royal Bank US Base Rate based loans in US Dollars ("RBUSBR Loans").

December 19, 1997

Newbridge Networks Corporation
------------------------------

          (c)  Bankers' Acceptances ("B/A's").
          (d)  Unhedged US Eurodollar Loans ("Libor Loans").
          (e) Standby Letters of Credit and/or Guarantee in Canadian and/or US Dollars ("L/G's").
          (f) Recourse facilities with Royal Bank Export Finance Co. Ltd. (REFCO), in Canadian and/or US Dollars.

     (2) Foreign Exchange Forward Contracts ("FEF Contracts") in US Dollars or the Equivalent Amount in other foreign currencies.

     (collectively the "Borrowings").

5.   Amounts:
     --------
     (1)  $      100,000,000
     (2)  $      160,000,000       US

6.   Purpose:
     --------
     (1)  Finance current operating expenditures of NNC.
     (2)  To accommodate foreign exchange hedging activity.

7.   Repayment:
     ----------
     Notwithstanding compliance with the Covenants section contained herein, Borrowings are repayable on demand.

     Upon such demand, the Borrower shall pay to the Bank all borrowings under this Agreement, including the face amount of all B/A's and L/G's which are unmatured or unexpired and, with respect to FEF Contracts, an amount, determined by the Bank in its sole discretion and notified to the Borrower, which amounts shall be held by the Bank as collateral security for the Borrowers obligations to reimburse the Bank for any payment made by the Bank in respect of such B/A's, L/G's or FEF Contracts. The Bank may enforce its rights to realize upon its security and retain sufficient funds to cover amounts outstanding by way of these instruments.

8.   Availability:
     -------------
     (1) The Borrower may borrow, repay, convert and reborrow up to the amount of this operating facility, provided that:

          (a) Libor Loans and B/A's may not be prepaid or converted prior to their maturity;
          (b) B/A's shall be in a minimum amount of $500,000 and multiples of $100,000 thereafter and shall have a term of not less than 30 days and not more than 360 days;
          (c) Libor Loans shall be for not less than US $1,000,000 and shall have a term of not less than 30 days and not more than 360 days, subject to the availability of US Dollars in the London Interbank Market for the terms selected on terms satisfactory to the Bank;
          (d)  The notice provisions set out in Schedule "B" are complied with;
          (e) L/G's will be issued for periods not exceeding one year, except with the agreement of the Bank;

December 19, 1997

Newbridge Networks Corporation
------------------------------

          (f)  REFCO facilities are made available at the option of the Bank;

     (2)  (a)  FEF Contracts may not have maturities which exceed two years;
          (b) The amount of Borrowings ascribed to such contracts shall be determined by the Bank in its sole discretion and notified to the Borrower;
          (c) This segment of the Credit Facility is made available at the discretion of the Bank and may be withdrawn or amended at any time, without notice.

9.   Interest Rates & Fees:
     ----------------------

     (1)  (a)  Royal Bank Prime ("RBP").
          (b)  Royal Bank US Base Rate ("RBUSBR").
          (c)  Stamping fee 1/2%.
          (d)  Libor ("Libor") plus 1/2%.
          (e)  Issuance fee of 3/4%.
          (f)  Fees will be advised on a transaction by transaction basis.

     (2)  Not applicable.

10.  Payment of Interest & Fees:
     ---------------------------

     RBP Loans and RBUSBR Loans:
     ---------------------------
     Interest on these loans shall be computed on the daily principal amounts outstanding, at the aforementioned rates, based on the actual number of days elapsed divided by three hundred and sixty five (365), and shall be payable in arrears on the 25th of each month.

     B/A's:
     ------
     Upon the Bank accepting B/A's hereunder, the Borrower shall forthwith pay to the Bank a stamping fee of 1/2%, calculated on the face amount of each accepted B/A and on the basis of the number of days in the term of such B/A's and based on a year of 365 days or 366 days, as the case may be.

     Libor Loans:
     ------------
     Interest on Libor Loans shall be payable, at the aforementioned rates, on each Libor Interest Date as defined in Schedule "A" attached, based on a year of 360 days.

     L/G's:
     ------
     The Borrower shall pay fees at the rates set forth above in advance at the time of issue of the L/G. This fee shall be based upon the amount of the instrument issued and shall be calculated on the number of days that it will be outstanding.

     The yearly rates of interest to which the rates determined in accordance with the Payment of Interest and Fees section of this agreement are equivalent, are the rates so determined multiplied by the actual number of days in the calendar year and divided by three hundred and sixty-five (365) or in the case of LIBOR Loans, three hundred and sixty (360).

December 19, 1997

Newbridge Networks Corporation
------------------------------

11.  General Indemnity:
     ------------------
     The Borrower shall reimburse the Bank for any additional costs or reduction of income arising as a result of the imposition of or increase in taxes (other than on the overall net income of the Bank) on amounts paid by the Borrower to the Bank, an imposition of or increase in reserve requirements, or the imposition of any other condition affecting the Credit Facility by any government governmental agency or body, tribunal or regulatory authority.

12.  Collateral Security:
     --------------------
     Nil.

13.  Conditions Precedent:
     ---------------------
     The obligation of the Bank to make available the Borrowings to the Borrower is subject to and conditional upon:

     (1) Receipt by the Bank of a copy of this Agreement duly accepted by the Borrower.

14.  Evidence of Indebtedness:
     -------------------------
     The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the loans, and all other amounts becoming due to the Bank under this agreement.

     The Bank's accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank
            -----------
     pursuant to this agreement.

     The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

15.  Representations and Warranties:
     -------------------------------
     The Borrower represents and warrants to the Bank that:

     (a) it is a corporation validly continued and subsisting under the laws of Canada, and that it is duly registered or qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of its business transacted makes such registration or qualification necessary;
     (b) the execution and delivery of this agreement has been duly authorized by all necessary actions and does not violate any law or any provision of its constating documents or by-laws or any unanimous shareholders' agreement to which it is subject, or result in the creation of any encumbrance on its properties and assets except as contemplated hereunder;
     (c) The Borrower is in compliance with all applicable statutes, regulations, orders and by-laws enacted or adopted for the protection and conservation of the natural environment;

December 19, 1997

Newbridge Networks Corporation
------------------------------

     (d) The Borrower has obtained all certificates, approvals, permits, consents, orders and directions required concerning the installation or operation of any machinery, equipment or facility constituting assets of the Borrower, or required concerning any land of the Borrower, or required concerning any structure, activity or facility on or in any land of the Borrower, and the Borrower is not aware of any circumstance which might give rise to the revocation of any such certificates, approvals, permits, consents, orders and directions or the implementation of further orders or directions relating to the above which might effect the land or the business of the Borrower which the Borrower has not disclosed fully in writing to the Bank;
     (e) There are no claims, either oral or written, no actions, prosecutions, charges, hearings or other proceedings of any kind in any court or tribunal and no notice of any such proceedings and no complaints by any person which relate to any discharge, deposit, escape or release from the land of the Borrower of a contaminant into the natural environment, and there are no circumstances of which the Borrower is aware which might give rise to any such proceedings or complaints which the Borrower has not disclosed fully in writing to the Bank.

16.  Non-Merger:
     -----------
     The provisions of this Agreement shall not merge with any security given by the Borrower to the Bank, but shall continue in full force for the benefit of the parties hereto.

17.  Covenants:
     ----------
     The Borrower agrees:

     (a)  To pay all sums of money when due under this agreement;
     (b) To give the Bank prompt notice of any breach of the within Covenants or Conditions or any event which, with notice or lapse of time or both, would constitute such a breach.
     (c) To provide the Bank with annual audited consolidated financial statements and unaudited Financial Reports within 90 days of each fiscal year-end;
     (d) To provide the Bank with annual proforma, fully consolidated Financial Reports, prepared in a quarterly format, and such other reports as the Bank may reasonably request;
     (e) To provide the Bank, within 45 days of each fiscal quarter end, with a Certificate from its Chief Financial Officer or any Vice President, Finance, substantially in the form attached as Schedule "C" together with: (a) a copy of Form 10-Q filed with the United States Securities Exchange Commission; and (b) a copy of the Treasurer's report;
     (f)  Not to dispose of shares of any Material Subsidiaries;
     (g) Not to grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest, including a Purchase Money Security Interest, or other encumbrance affecting the current assets of NNC or its Material Subsidiaries except as permitted herein;
     (h) Not to, directly or indirectly, guarantee or otherwise provide for, on a direct or indirect or contingent basis, the payment of any monies or performance of any obligations by any third party, except in the case of a subsidiary or affiliate of the company;

December 19, 1997

Newbridge Networks Corporation
------------------------------

     (i) To insure and to keep insured all properties customarily insured by companies carrying on a similar business;
     (j) To file all material tax returns which are or will be required to be filed, to pay or make provision for payment of all material taxes (including interest and penalties) and other Potential Preferred Claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;
     (k) To comply with all applicable environmental laws and regulations; to advise the Bank promptly of any breach of any environmental regulations or licenses or any control orders, work orders, stop orders, action requests or violation notices received concerning any of the Borrower's property; to comply with any such requests or notices, to diligently clean up any spills; and to hold the Bank harmless for any costs or expenses which the Bank incurs for any environment-related liabilities existent now or in the future with respect to the Borrower's property; and
     (l) To provide the Bank and its agents, nominees, and consultants with the right to enter the premises of the Borrower from time to time, and to carry out such environmental reviews as the Bank in its sole discretion deems advisable and in that connection to make good faith enquiries with government agencies and to examine the records, books, assets, affairs and business operations of the Borrower.

18.  Expenses:
     --------
     The Borrower agrees to pay all of the Bank's reasonable costs incurred from time to time in the preparation, negotiation and execution of the collateral security, and any reasonable costs incurred in the operation or enforcement of this agreement or any other agreement entered into pursuant to this agreement.

19.  GAAP:
     ----
     Unless otherwise provided, all accounting terms used in this agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles from time to time.

20.  Severability:
     -------------
     If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions.

21.  Governing Law:
     --------------
     This agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein.

22.  Acceptance:
     -----------
     This offer expires if not accepted by January 16, 1998, unless extended in writing by the Bank.

December 19, 1997

Newbridge Networks Corporation
------------------------------

If this agreement is acceptable, kindly sign and return the attached copy to the attention of the writer.

Yours truly,

   Original signed by

   L.J. Blattman






We acknowledge and accept the within terms and conditions.


      NEWBRIDGE NETWORKS CORPORATION

Per:  /s/ Douglas K. McCarthy
      ------------------------------------
      VP Finance and Treasurer

Per:  /s/ Kenneth B. Wigglesworth
      ------------------------------------
      VP Finance, CFO

Date: December 23/97
      ------------------------------------

                                 SCHEDULE "A"


Schedule "A" to the Letter Agreement dated as of the 19th day of December 1997, between Newbridge Networks Corporation as the Borrower and Royal Bank of Canada as the Bank.

For purposes of the foregoing agreement, the following terms and phrases shall have the following meanings:

"Banking Day" means a Business Day on which the Bank's Main Branch in London, England, is open for business.

"B/A's" mean bills of exchange drawn on the Bank by and payable to the order of the Borrower, which have been accepted by the Bank.

"Business Day" means a day on which the Branch of Account is open for business.

"Canadian Dollars" and "Cdn$" means lawful money of Canada.

"Equivalent Amount" determines the amount of availability only and means on any date, the amount of Canadian Dollars required to convert from Canadian Dollars to: Pounds Sterling at the rate of $2.00 Canadian Dollars for (Pounds) 1.00 Pounds Sterling; US Dollars at the rate of $1.35 Canadian Dollars for $1.00 US.

The Equivalent Amount will be amended by the Bank from time to time to reflect changes in the rate of exchange and such amendments will be advised to the Borrower in writing.

"Eurodollar" means US Dollars which are freely convertible on the London Interbank Market;

"Financial Reports" means balance sheets, statements of profit or loss and statements of changes in financial position prepared:

     (a) on a non-consolidated basis;
     (b) on a fully consolidated basis.

"Libor" means the rates of interest, rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of the relative Libor Interest Periods for a period equal to each such Libor Interest Period based on the number of days comprised therein, such deposits being in U.S. Dollars of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) two (2) Banking Days prior to a

Drawdown Date or a Conversion Date as the case may be, for the initial Libor Interest Period, and, thereafter two (2) Banking Days prior to the first day of each successive Libor Interest Period.

"Libor Interest Date" means the last day of each Libor Interest Period and if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period and on the last day of such Libor Interest Period.

"Libor Interest Period" means with respect to a Libor Loan the initial period (subject to availability) of approximately 1, 3, 6, or 9 months or one year or such longer period up to 5 years as the Bank and Borrower may agree, commencing with the date on which a Libor Loan is made or on which another basis of borrowing is converted into a Libor

                                 SCHEDULE "A"


Loan and ending on the Libor Interest Date falling on the last day of the applicable Libor Interest Period, and thereafter each successive period (subject to availability) of approximately 3, 6, or 9 months or one year or such longer period up to 5 years as the Bank and Borrower may agree, commencing on the last day of the immediately prior Libor Interest Period.

"Material Subsidiaries" means Newbridge Networks Inc., Newbridge Networks (Asia) Limited, Newbridge Networks Korea Ltd., Newbridge Networks Limited and any other subsidiary which may be designated in writing by the Bank.

"Potential Preferred Claims" means amounts owing for wages, employee deductions, goods and services tax, sales tax, excise tax, income tax, workmen's compensation, Government royalties, pension fund obligations, overdue rents or taxes, purchase-money security interests, and other statutory preferred claims, including, without limitation, any claims arising under the Bankruptcy Act.

"Pounds Sterling" or "(Pounds)" means lawful money of the United Kingdom.

"RBP" means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada.

"RSUSBR" means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on United States Dollar commercial loans in Canada.

"US Dollars" and "US$" means lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

                                 SCHEDULE "B"


Schedule "B" to the Letter Agreement dated as of the 19th day of December, 1997 between Newbridge Networks Corporation as the Borrower and Royal Bank of Canada as the Bank.

Notice Requirements for Drawdowns, Repayments, Conversions, and Prepayments
---------------------------------------------------------------------------

RBP LOANS AND/OR RBUSBR LOANS
-----------------------------

     Amount                                  Prior Notice
     ------                                  ------------

     $10,000,000                             None.

     Over $10,000,000 up to and              2 Business Days.
     including $50,000,000

B/A'S AND TERM B/A'S
--------------------

     Amount                                  Prior Notice
     ------                                  ------------

     $5,000,000 and under                    None.

     Over $5,000,000 up to and               1 Business Day.
     including $10,000,000

     Over $10,000,000 up to and              2 Business Days.
     including Cdn $50,000,000

LIBOR LOANS
-----------

     Amount                                  Prior Notice

     US $10,000,000 and under and            By 10:00 a.m. 2 Banking Days
     up to 1 year rollovers                  prior to Settlement Date.

     US $10,000,000 and over and up to       By 10:00 a.m. 3 Banking Days
     1 year rollovers                        prior to Settlement Date.

                                 SCHEDULE "C"


Schedule "C" to the Letter Agreement dated the 19th day of December, 1997 between Newbridge Networks Corporation as Borrower and Royal Bank of Canada as the Bank.


                       OFFICER'S COMPLIANCE CERTIFICATE
                       --------------------------------

1, [Name], of the [City] of ________________ in the Province of __________ ,
hereby certify as follows:

     1. That I am the Executive Vice President, Finance and Chief Financial Officer or a Vice President, Finance of Newbridge Networks Corporation.

     2. That I am familiar with and have examined the provisions of the letter agreement (the "Letter Agreement") dated December 19, 1997, between Newbridge Networks Corporation (the "Borrower, and Royal Bank of Canada (the "Bank') and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and, based on the foregoing, that as of the date of this Certificate:

     (a) the representations and warranties contained in the Letter Agreement are true and correct;

     (b) the Borrower is not in default under the Letter Agreement nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Letter Agreement and the Borrower is not in default under any other material agreement for monies borrowed, raised, or guaranteed to which the Borrower is a party or by which it is bound;
          and
     (c) the covenants contained in the Letter Agreement have not been breached and during the next fiscal quarter of the Borrower there is no reason to believe that any of such covenants will be breached.



                                   NEWBRIDGE NETWORKS CORPORATION




                                   -----------------------------------

                            Date:
                                   -----------------------------------